THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of December 1, 2004, by and between KEYSTONE AUTOMOTIVE INDUSTRIES, INC., a California corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of February 1, 2002, as amended from time to time ("Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1. Section 1.2.(a) is hereby amended by deleting "June 1, 2005" as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date "July 1, 2006," with such change to be effective upon the execution and delivery to Bank of a promissory note dated as of December 1, 2004 (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

2. Section 1.3 is hereby deleted in its entirety, and the following substituted therefor:

" SECTION 1.3. FOREIGN EXCHANGE FACILITY.

(a) Foreign Exchange Facility. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make available to Borrower a facility (the "Foreign Exchange Facility") under which Bank, from time to time up to and including July 1, 2006, will enter into foreign exchange contracts for the account of Borrower for the purchase and/or sale by Borrower in United States dollars of various foreign currencies; provided however, that the maximum amount of all outstanding foreign exchange contracts shall not at any time exceed an aggregate of One Million Two Hundred Fifty Thousand United States Dollars (US$1,250,000.0). No foreign exchange contract shall be executed for a term in excess of twelve (12) months or for a term which extends beyond the maturity date of the Foreign Exchange Facility. Borrower shall have a "Delivery Limit" under the Foreign Exchange Facility not to exceed at any time the aggregate principal amount of Seven Hundred Fifty Thousand United States Dollars (US$750,000.00), which Delivery Limit reflects the maximum principal amount of Borrower's foreign exchange contracts which may mature during any two (2) day period. All foreign exchange transactions shall be subject to the additional terms of a Foreign Exchange Agreement dated as of July 21, 2003 ("Foreign Exchange Agreement"), all terms of which are incorporated herein by this reference.

(b) Settlement. Each foreign exchange contract under the Foreign Exchange Facility shall be settled on its maturity date by Bank's debit to any deposit account maintained by Borrower with Bank."

3. Section 1.7 is hereby deleted in its entirety, and the following substituted therefor:

"SECTION 1.7. GUARANTIES. All indebtedness of Borrower to Bank shall be guaranteed by each Guarantor Subsidiary in the principal amount of Forty Million Seven Hundred Fifty Thousand Dollars ($40,750,000.00) each, as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank. As of the date hereof, the Guarantor Subsidiaries are Keystone Automotive Industries MN Inc., a Minnesota corporation, Keystone Automotive Industries FL, Inc., a Florida corporation, Keystone Automotive Industries Resources, Inc., a Delaware corporation, Keystone Automotive Industries TN, Inc., a Tennessee corporation, Keystone Automotive Industries OH, Inc., an Ohio corporation and Keystone Automotive Industries Nevada, Inc., a Nevada corporation."

4. Sections 4.9.(b) and (c) are hereby deleted in their entirety, and the following substituted therefor:

"(b) Fixed Charge Coverage Ratio not less than 1.50 to 1.0, measured on a rolling four quarter basis, with "Fixed Charge Coverage Ratio" defined as (a) the aggregate of EBITDA (as defined above) minus (i) cash taxes, (ii) maintenance capital expenditures, (iii) dividends and distributions, (iv) withdrawals, and (v) treasury stock purchases in excess of an aggregate of $10,000,000.00, divided by (b) the aggregate of interest, lease payments, and scheduled principal payments.

(c) Tangible Net Worth not at any time less than $134,352,000.00 as of Borrower's fiscal year ended March 31, 2004, and as of each fiscal quarter end thereafter not less than $134,352,000.00 adjusted upward as of each fiscal quarter end on a cumulative basis by an amount equal to the sum of 75% of net income reported in each fiscal quarter plus 90% of equity offerings made during such fiscal quarter less treasury stock purchases in excess of an aggregate of $10,000,000.00, commencing with the fiscal quarter ending June 30, 2004, but not including in such calculation net income for any fiscal quarter if the net income is a negative number, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets less any amounts due from affiliated entities."

5. Section 5.2 is hereby deleted in its entirety, and the following substituted therefor:

" SECTION 5.2. CAPITAL EXPENDITURES. Make any additional investment in fixed assets in any fiscal year in excess of an aggregate of $15,000,000.00."

6. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

7. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

WELLS FARGO BANK,

KEYSTONE AUTOMOTIVE NATIONAL ASSOCIATION

INDUSTRIES, INC.

By:/s/ Robert J. Louk

By: /s/ John Palumbo

Vice President

Title:CFO